Exhibit 4.1

SLM CORPORATION

AND

DEUTSCHE BANK NATIONAL TRUST COMPANY,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of May 15, 2026

to the

INDENTURE

Dated as of June 17, 2015

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Relation to Base Indenture	1
Section 1.02. Definition of Terms	1

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount	7
Section 2.02. Maturity	7
Section 2.03. Form, Payment and Appointment	7
Section 2.04. Global Notes	8
Section 2.05. Interest	8
Section 2.06. No Sinking Fund	11
Section 2.07. Satisfaction and Discharge	11
Section 2.08. Events of Default	11

ARTICLE 3
REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption by the Company	12
Section 3.02. Redemption following a Change of Control Repurchase Offer	13
Section 3.03. Notice of Redemption; Selection of Notes to be Redeemed	13
Section 3.04. Payment of Redemption Price	13

ARTICLE 4
CHANGE OF CONTROL REPURCHASE EVENT

Section 4.01. Purchase of Notes Upon a Change of Control Repurchase Event	13

ARTICLE 5
PARTICULAR COVENANTS OF THE COMPANY

Section 5.01. Limitation On Disposition of Voting Stock of our Significant Subsidiaries	14
Section 5.02. Limitation on Creation of Liens	15

ARTICLE 6
FORMS OF NOTES

Section 6.01. Forms of Notes	15

ARTICLE 7
ORIGINAL ISSUE OF NOTES

Section 7.01. Original Issue of Notes	15

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ARTICLE 8
MISCELLANEOUS

Section 8.01. Ratification of Indenture	15
Section 8.02. Trustee Not Responsible for Recitals	15
Section 8.03. Governing Law	16
Section 8.04. Waiver of Trial by Jury	16
Section 8.05. Table of Contents, Headings, etc.	16
Section 8.06. Execution in Counterparts	16
Section 8.07. Separability; Benefits	16

EXHIBIT A	Form of 6.495% Fixed-to-Floating Rate Senior Notes due 2032	A-1

ii

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 15, 2026, is between SLM CORPORATION, a Delaware corporation (the “Company”), and Deutsche Bank National Trust Company, a national banking association (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of June 17, 2015, between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of Securities of the Company;

WHEREAS, Section 10.01(c) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.01 and Section 2.02 of the Base Indenture;

WHEREAS, pursuant to Section 2.02 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 6.495% Fixed-to-Floating Rate Senior Notes due 2032 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

Section 1.01. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Supplemental Indenture:

(a)	Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)	a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)	the singular includes the plural and vice versa;

(d)	headings are for convenience of reference only and do not affect interpretation;

(e)	the following terms have the meanings given to them in this Section 1.02(e):

“Benchmark” shall mean, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1) the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date shall be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator for the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” shall mean, unless otherwise specified, any calendar day that is not a Saturday, Sunday or a day on which commercial banking institutions are not required to be open for business in The City of New York, New York.

“Calculation Agent” shall mean the firm appointed by the Company prior to the commencement of the applicable Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.

“Change of Control” shall mean the occurrence of any of the following:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

(2) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Subsidiary; or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Offer” has the meaning assigned to that term in Section 4.01(a).

“Change of Control Repurchase Event” shall mean the occurrence of both a Change of Control and a Ratings Event.

“Compounded SOFR,” with respect to any Floating Rate Period, shall be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” shall mean, for periods other than the initial interest period in the applicable Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period in the applicable Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period (such first day expected to be May 15, 2031);

“SOFR IndexEnd” shall mean the SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Period Interest Payment Date (or in the Floating Rate Period Interest Payment Date of the Notes, relating to the Maturity Date, or, in the case of the redemption of the Notes, relating to the applicable Redemption Date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” shall mean the date two U.S. Government Securities Business Days before each Floating Rate Period Interest Payment Date (or, in the case of the redemption of the Notes, preceding the applicable Redemption Date).

“Observation Period” shall mean, in respect of each Floating Rate Period the period from, and including, the date two U.S. Government Securities Business Days preceding the first date of the relevant Floating Rate Period, but excluding, the date two U.S. Government Securities Business Days prior to the relevant Floating Rate Period Interest Payment Date for such Floating Rate Period (or in the Floating Rate Period, preceding the Maturity Date or, in the case of the redemption of the Notes, preceding the applicable Redemption Date).

“SOFR” shall mean the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” shall mean the website of the FRBNY, currently at www.newyorkfed.org, or any successor source.

“SOFR Index” shall mean, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Benchmark Transition Provisions” provisions described in Section 2.05(f).

“U.S. Government Securities Business Day” shall mean any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Controlled Subsidiary” shall mean a Subsidiary of the Company in respect of which at least 80% of the outstanding shares of the Voting Stock of such Subsidiary is at the time owned by the Company, by one or more of its Subsidiaries or by the Company and one or more of its Controlled Subsidiaries.

“DTC” shall have the meaning set forth in Section 2.04(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Par Call Date” shall have the meaning set forth in Section 3.01(a).

“Fixed Rate Period” shall have the meaning set forth in Section 2.05(a).

“Fixed Rate Period Interest Payment Date” shall have the meaning set forth in Section 2.05(a).

“Fixed Rate Period Record Date” shall have the meaning set forth in Section 2.05(a).

“Floating Rate Period” shall have the meaning set forth in Section 2.05(b).

“Floating Rate Period Interest Payment Dates” shall have the meaning set forth in Section 2.05(b).

“Floating Rate Period Record Date” shall have the meaning set forth in Section 2.05(b).

“Global Note” shall have the meaning set forth in Section 2.04(a).

“Interest Payment Date” shall mean a Fixed Rate Period Interest Payment Date or a Floating Rate Period Interest Payment Date, as applicable.

“Investment Grade” shall mean (1) BBB- (with a stable outlook) or above, in the case of S&P (or its equivalent under any successor rating categories of S&P) and Baa3 (with a stable outlook) or above, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s), or (2) the equivalent in respect of the Rating Category of any Rating Agencies.

“ISDA” shall mean the International Swaps and Derivatives Association, Inc. or any successor thereto

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Optional Redemption Price” shall mean, with respect to any redemption of Notes, the redemption price for such Notes set forth in subsection (a) or (b) of Section 3.01, as applicable.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agencies” shall mean (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” shall mean (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Ratings Event” shall mean (i) if the Notes are rated by one or both of the Rating Agencies as Investment Grade, a decrease in, or withdrawal of, the rating of the Notes so that such Notes are not rated as Investment Grade by both Rating Agencies or (ii) if the Notes are rated below Investment Grade by both Rating Agencies, (x) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the Notes by both Rating Agencies, (y) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the Notes by one Rating Agency and a withdrawal of the rating of the Notes by the other Rating Agency, or (z) a withdrawal of the rating of the Notes by both Rating Agencies, in each of (i) and (ii), directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 30 days following, the earlier of (x) the occurrence of a Change of Control or (y) the date of public notice of the occurrence of a Change of Control or of the intention by the Company, or a stockholder of the Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the Notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency. Unless both Rating Agencies are providing a rating for the Notes on the earlier of (x) the occurrence of a Change of Control or (y) the date of public notice of the occurrence of a Change of Control or of the intention by the Company, or a stockholder of the Company, as applicable, to effect a Change of Control, a Ratings Event shall be deemed to have occurred.

“Record Date” shall have the meaning set forth in Section 2.05(b).

“Redemption Date” shall mean, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and such Notes.

“Reference Time” shall mean with respect to any determination of the Benchmark, (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined herein, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“S&P” shall mean S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Significant Subsidiary” shall mean any Subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” shall mean any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by the Company.

“Treasury Rate” shall mean, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the First Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Voting Stock” of any specified Person as of any date shall mean the capital stock or other equity interests of such Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person; provided that, for the purposes hereof, capital stock or equity interests which carry only the right to vote conditionally on the happening of an event shall not be considered “Voting Stock” whether or not such event shall have happened.

The terms “Base Indenture,” “Company,” “Indenture,” “Supplemental Indenture,” “Trustee,” and “Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

General Terms and Conditions of the Notes

Section 2.01. Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 2.03 of the Base Indenture.

(a) Notes. There is hereby authorized a series of Securities designated as 6.495% Fixed-to-Floating Rate Senior Notes due 2032, initially limited in aggregate principal amount to U.S. $500,000,000 (except for Notes authenticated and delivered in accordance with the last paragraph of Section 2.02 of the Base Indenture or upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.06, 2.07, 2.08, 2.09, 3.03 or 10.04 of the Base Indenture).

Section 2.02. Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is May 15, 2032 (the “Maturity Date”).

Section 2.03. Form, Payment and Appointment. Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Principal Office of the Trustee in the Borough of Manhattan, The City of New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on a Redemption Date or Maturity Date).

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security Registrar and paying agent for the Notes shall initially be the Trustee.

The Specified Currency of the Notes shall be U.S. Dollars.

Section 2.04. Global Notes. (a) The Notes shall be issued initially in the form of one or more permanent Global Securities in registered form (each, a “Global Note”). The Depository Trust Company (“DTC”) shall initially act as the Depositary for the Notes. Each Global Note (i) shall be deposited with the Depositary or its custodian and registered in the name of DTC’s nominee, (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions, and (iii) shall bear a legend substantially to the effect set forth in Section 2.12 of the Base Indenture.

(b) The aggregate amount of Outstanding Notes represented by any Global Note may from time to time be increased or decreased to reflect exchanges. The Trustee may make any endorsement on a Global Note to reflect the amount, or any increase or decrease in the amount, or changes in the rights of holders of the Notes represented thereby, in each case in accordance with the terms of the Indenture and the Notes. Each Global Note shall represent the aggregate amount of Notes from time to time endorsed thereon.

(c) Unless and until any Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes evidenced by such Global Note shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary, in each case as the Securityholder of such Notes.

Section 2.05. Interest.

(a) Interest payable on any Interest Payment Date, the Maturity Date or, if applicable, a Redemption Date, shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of May 15, 2026, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Maturity Date or, if applicable, Redemption Date, as the case may be.

(b) Fixed Rate Period.

During the period from and including the issue date to, but excluding May 15, 2031 (the “Fixed Rate Period”), the Notes shall bear interest at the rate of 6.495% per annum. Such interest shall be payable semi-annually, in arrears, on May 15 and November 15 of each year, beginning on November 15, 2026, and ending on May 15, 2031 (each, a “Fixed Rate Period Interest Payment Date”). Interest shall be payable to the persons in whose names the Notes are registered at the close of business on May 1 and November 1 (whether or not a Business Day) (each, a “Fixed Rate Period Record Date”), respectively, immediately prior to each Fixed Rate Period Interest Payment Date; provided that the interest due on any Redemption Date or the Maturity Date (whether or not a Fixed Rate Period Interest Payment Date) shall be paid to the person to whom principal is payable.

The amount of interest payable for any full semi-annual interest period during the Fixed Rate Period in respect of the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period during the Fixed Rate Period in respect of the Notes shall be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.

If any scheduled Fixed Rate Period Interest Payment Date, Maturity Date or any Redemption Date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date shall be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment shall accrue as a result of such delay.

(c) Floating Rate Period.

During the period from and including, May 15, 2031, to, but excluding, the Maturity Date (the “Floating Rate Period”), the Notes shall bear interest at a floating rate per annum equal to the Benchmark plus 271 basis points, as determined in arrears by the Calculation Agent in the manner described herein. Such interest shall be payable quarterly, in arrears, on August 15, 2031, November 15, 2031, February 15, 2032 and the Maturity Date (each, a “Floating Rate Period Interest Payment Date”). Interest shall be payable to the persons in whose names the Notes are registered at the close of business on August 1, November 1, February 1 and May 1 (whether or not a Business Day) (each, a “Floating Rate Period Record Date,” and together with each Fixed Rate Period Record Date, the “Record Date”), respectively, immediately prior to each Floating Rate Period Interest Payment Date; provided that the interest due on any applicable Redemption Date or on the Maturity Date (whether or not a Floating Rate Period Interest Payment Date) shall be paid to the person to whom principal is payable. Benchmark for each Floating Rate Period shall be calculated by the Calculation Agent in accordance with the formula set forth herein with respect to the Observation Period relating to such Floating Rate Period.

The amount of interest payable for any interest period during the Floating Rate Period shall be computed on the basis of the actual number of days in each interest period during the Floating Rate Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each interest period during the Floating Rate Period shall be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period during the Floating Rate Period multiplied by (b) the quotient of the actual number of calendar days in the applicable Observation Period relating to such interest period during the Floating Rate Period (or any other relevant period) divided by 360. The interest rate on the Notes shall in no event be lower than zero.

If any scheduled Floating Rate Period Interest Payment Date (other than the Maturity Date or any Redemption Date) falls on a day that is not a Business Day, such Floating Rate Period Interest Payment Date shall be postponed to the next succeeding Business Day, except that, if the next succeeding Business Day falls in the next calendar month, then such Floating Rate Period Interest Payment Date shall be advanced to the immediately preceding day that is a Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date or any Redemption Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date shall include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date.

The Calculation Agent shall determine the Benchmark, the interest rate and accrued interest for each interest period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date for such interest period and prior to the relevant Interest Payment Date and shall notify the Trustee and the Company (if the Company is not the Calculation Agent) of the Benchmark, such interest rate and accrued interest for each interest period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the Floating Rate Period Interest Payment Date. At the request of a holder of the Notes, the Company shall provide the Benchmark, the interest rate and the amount of interest accrued with respect to any interest period, after the Benchmark, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any Floating Rate Period, shall be maintained on file at the Calculation Agent’s principal offices and shall be provided in writing to the Trustee.

(d) In the event that the Maturity Date or a Redemption Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest shall be made on the next succeeding day that is a Business Day (and no additional interest shall accrue on the amount payable for the period from and after such Maturity Date or Redemption Date, as the case may be). If a Redemption Date of any Note falls within the applicable Floating Rate Period but does not occur on a Floating Rate Period Interest Payment Date, (i) the related Interest Payment Determination Date shall be deemed to be the date that is two U.S. Government Securities Business Days prior to such Redemption Date, (ii) the related Observation Period shall be deemed to end on (and exclude) the second U.S. Government Securities Business Day falling prior to such Redemption Date, (iii) the Floating Rate Period shall be deemed to be shortened accordingly and (iv) corresponding adjustments shall be deemed to be made to the Benchmark.

(e) SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website currently at https://www.newyorkfed.org/markets/reference-rates/sofr-averages-and-index, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

(f) Benchmark Transition Provisions

(i) Benchmark Replacement. In the event that the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement shall replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(iii) Decisions and Determinations. All determinations, decisions, elections and any calculations made by the Company or its designee for the purposes of determining the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes: shall be conclusive and binding on the holders of the Notes, the Company, the Calculation Agent, the Trustee and the paying agent, absent manifest error; if made by the Company as Calculation Agent, will be made in the Company’s sole discretion; if made by the Company’s designee, such determinations, decisions, elections and calculations shall be made after consulting with the Company, and such designees shall not make any such determination, decision, election or calculation to which the Company objects; and notwithstanding anything to the contrary in the Indenture, any determinations, decisions, calculations or elections made in accordance with this provision shall become effective without consent from the holders of the Notes or any other party. Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above, and in no event shall the Trustee or the Calculation Agent be responsible for making any such determination, decision or election. None of the Trustee, paying agent, or the Calculation Agent (if other than the Company or its affiliate) shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, paying agent, and Calculation Agent (if other than the Company or its affiliate) shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none of the Trustee, paying agent, and Calculation Agent (if other than the Company or its affiliate) will have any liability for actions taken at the direction of the Company in connection therewith. None of the Trustee, paying agent, or the Calculation Agent (if other than the Company or its affiliate) shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Supplemental Indenture or the Notes as a result of the unavailability of SOFR, or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Supplemental Indenture or the Notes and reasonably required for the performance of such duties. None of the Trustee, paying agent, or Calculation Agent (if other than the Company or its affiliate) shall be responsible or liable for the Company’s actions or omissions or for those of any of the Company’s designees, or for any failure or delay in the performance by the Company or any of its designees, nor shall any of the Trustee, paying agent, or Calculation Agent (if other than the Company or its affiliate) be under any obligation to oversee or monitor the Company’s performance or the performance of any of the Company’s designees. The Trustee and paying agent may conclusively rely, without investigation, on the Calculation Agent’s determination of the interest rate during the Floating Rate Period.

Section 2.06. No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 2.07. Satisfaction and Discharge. Article 12 of the Base Indenture contains provisions for discharge of the Indenture and defeasance of the obligations of the Company with respect to any Securities at any time upon compliance by the Company with certain conditions set forth therein, which provisions shall apply to the Notes.

Section 2.08. Events of Default. In addition to the Events of Default contained in Section 6.01 of the Base Indenture, each of the following is an Event of Default with respect to the Notes:

(a) any indebtedness for borrowed money of the Company or any Significant Subsidiary shall have been accelerated by its terms so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and the aggregate principal amount of any indebtedness with respect to which such acceleration has occurred exceeds $75,000,000, and such indebtedness has not been discharged or such acceleration shall not have been rescinded or annulled within fifteen (15) days after written notice thereof shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding; provided, however, that if any default with respect to such indebtedness giving rise to such acceleration shall be remedied, cured or waived, as the case may be, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the holders of such Notes;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Significant Subsidiary (or any successor thereof) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Significant Subsidiary (or any successor thereof) for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days, or an order or decree or other action approving or ordering any of the foregoing shall be entered, including by any Bank Regulatory Authority; or

(c) any Significant Subsidiary (or any successor thereof) shall: (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 2.08(b) hereof; or (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Significant Subsidiary (or any successor thereof) or for a substantial part of its assets; or (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing; or (vii) admit in writing its inability to pay its debts as they become due.

Section 2.09. Specified Foreign Entity. Each holder and beneficial owner, by its acquisition of the Notes (or an interest therein), shall be deemed to have represented, warranted and agreed that it is not a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended.

ARTICLE 3

Redemption of the Notes

Section 3.01. Optional Redemption by the Company. (a) Except as otherwise may be specified in this Supplemental Indenture, at any time and from time to time prior to May 15, 2031 (the date that is one year prior to the Maturity Date) (the “First Par Call Date”), the Company shall have the right to redeem the Notes, in whole or in part, at its option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) 100% of the aggregate principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points less (b) interest accrued to the Redemption Date, plus in either case, accrued and unpaid interest thereon to the Redemption Date.

(b) On the First Par Call Date, the Company shall have the right to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, the Redemption Date.

(c) On or after April 15, 2032 (the date that is one month prior to the Maturity Date), the Company shall have the right to redeem the Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, the Redemption Date.

(d) In the case of a partial redemption, selection of the Notes for redemption shall be made pro rata, or by lot, or by such other method as the Company may determine in its sole discretion. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Section 3.02. Redemption Following a Change of Control Repurchase Offer. If holders of not less than 90% in aggregate principal amount of the Outstanding Notes tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.01 hereof, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party shall have the right, upon at least 15 and not more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all of the Notes that remain Outstanding following such purchase at a price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

Section 3.03. Notice of Redemption; Selection of Notes to be Redeemed. The Company shall mail (or otherwise deliver in accordance with the applicable procedures of the Depositary if the Notes to be redeemed are issued in the form of one or more Global Notes) notice of any redemption to the registered holders of the Notes to be redeemed pursuant to Section 3.01 or Section 3.02 hereof at least 10 and not more than 60 days prior to the Redemption Date. If the Notes are only partially redeemed pursuant to Section 3.01 hereof, the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided that if at the time of redemption the Notes to be redeemed are registered as a Global Note, the Depositary shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes.

Notice of any voluntary redemption of the Notes may, at the discretion of the Company, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent described in such notice. If such redemption is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

Section 3.04. Payment of Redemption Price. The Optional Redemption Price for any Notes to be redeemed pursuant to Section 3.01 or the redemption price for any Notes to be redeemed pursuant to Section 3.02 shall be paid prior to 12:00 noon, New York City time, on the Redemption Date or at such later time as is then permitted by the rules of the Depositary for the Notes (if then registered as a Global Note); provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price for the Notes to be redeemed pursuant to Section 3.01 or the redemption price for any Notes to be redeemed pursuant to Section 3.02 by 10:00 a.m., New York City time, on the date such payment is to be made.

ARTICLE 4

Change of Control Repurchase Event

Section 4.01. Purchase of Notes Upon a Change of Control Repurchase Event. (a) If a Change of Control Repurchase Event occurs, unless the Company at such time has given written notice of redemption with respect to all Outstanding Notes, pursuant to Section 3.03 hereof, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described in Section 4.01(b) hereof (such offer, the “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Repurchase Event, unless the Company at such time has given notice of redemption with respect to all Outstanding Notes pursuant to Section 3.03, the Company shall send a notice to each holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase all Outstanding Notes on the date specified in the notice (the “Change of Control Payment Date”), which date shall be no earlier than 15 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned upon the Change of Control being consummated on or prior to the Change of Control Payment Date. If a Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name such Note is registered at the close of business on such Record Date. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.01, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations pursuant to the Indenture by virtue of such compliance.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d) The paying agent shall promptly mail to each holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) The Company shall not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer with respect to such Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Company and purchases the Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) a notice of redemption has been given with respect to the Notes, pursuant to Section 3.03, at any time prior to 30 days following any Change of Control Repurchase Event, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

ARTICLE 5

Particular Covenants of the Company

Section 5.01. Limitation On Disposition of Voting Stock of our Significant Subsidiaries. (a) So long as any Notes remain Outstanding, the Company:

(i) shall not, and shall not permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of Voting Stock of a Significant Subsidiary or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Significant Subsidiary, and shall not permit any Significant Subsidiary to issue any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, in each case if, after giving effect to such transaction and to the issuance of the maximum number of shares of Voting Stock of such Significant Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, such Significant Subsidiary would cease to be a Controlled Subsidiary; and

(ii) shall not permit any Significant Subsidiary to: (A) merge or consolidate with or into any corporation unless the survivor is the Company or is, or upon consummation of the merger or consolidation will become, a Controlled Subsidiary; or (B) lease, sell or transfer all or substantially all of its properties and assets to any Person, except to the Company or to a Controlled Subsidiary or a Person that, upon such lease, sale or transfer, will become a Controlled Subsidiary.

(b) Notwithstanding Section 5.01(a), any such sale, assignment or transfer of securities, any such merger or consolidation or any such lease, sale or transfer of properties and assets shall not be prohibited by this Section 5.01 if required by law, rule, regulation or order of any governmental agency or authority. In addition, for the avoidance of doubt, the limitations described in Section 5.01(a)(ii) shall not apply to any transfer of loan receivables, on customary terms and in the ordinary course of business, directly or indirectly to the Company’s or the Company’s subsidiaries’ securitization entities in connection with its securitization facilities.

Section 5.02. Limitation on Creation of Liens. (a) So long as any Notes remain Outstanding, the Company shall not, and shall not permit any Subsidiary to, create, assume or incur any pledge, encumbrance or lien upon any shares of Voting Stock of a Significant Subsidiary, or upon securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of any Significant Subsidiary, in each case to secure indebtedness for borrowed money, if, treating such pledge, encumbrance or lien as a transfer of the shares of Voting Stock of such Significant Subsidiary, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of such Significant Subsidiary to the secured party (in each case after giving effect to such transaction and to the issuance of the maximum number of shares of Voting Stock of such Significant Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights), such Significant Subsidiary would cease to be a Controlled Subsidiary, unless the Notes are equally and ratably secured with any and all such indebtedness for so long as such indebtedness is so secured.

(b) The limitations described in this Section 5.02 shall not apply to the incurrence of any pledge, encumbrance or lien upon loan receivables, on customary terms and in the ordinary course of business, in connection with the Company’s or the Company’s subsidiaries’ securitization financing facilities.

ARTICLE 6

Forms of Notes

Section 6.01. Forms of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the Officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 7

Original Issue of Notes

Section 7.01. Original Issue of Notes. The Notes having an aggregate principal amount of U.S. $500,000,000 (subject to the last paragraph of Section 2.02 of the Base Indenture) may from time to time, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 2.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 8

Miscellaneous

Section 8.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 8.03. Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE OR ANY NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto hereby submits to the personal jurisdiction of, and each agrees that all proceedings relating hereto may be brought in, courts located within the City and State of New York. The Company waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Trustee to the effect that said opinion is final and nonappealeable. The Trustee shall act on such court order and legal opinions without further question.

Section 8.04. Waiver of Trial by Jury. EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF NOTES, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.05. Table of Contents, Headings, etc. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 8.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 8.07. Separability; Benefits. In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable, in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability of the remaining provisions shall not in any way be affected or impaired thereby. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

SLM CORPORATION

By:	/s/ Peter M. Graham
Name:Peter M. Graham
Title:Co-President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Timothy Johnson
Name:Timothy Johnson
Title:Assistant Vice President

By:	/s/ Elisabeth Byers
Name:Elisabeth Byers
Title:Associate

[Signature Page to Fifth Supplemental Indenture]